July 1, 2016

Curt Lockshin

[Street]

[City and State or Province]

Dear Curt:

On behalf of VBI Vaccines Inc. (the “Company”), I am pleased to offer you continued at will employment as the Chief Technology Officer of the Company, reporting directly to the Chief Executive Officer, subject to the terms of this offer letter.

1. Term: You understand and agree that you will be subject to an evaluation period which you agree began on May 9, 20 16 and will continue for 180 days, through November 5, 2016 (the “Evaluation Term”). The Evaluation Term may be extended at the discretion of the Company’s Board of Directors (the “Board”).

2. Salary: During the Evaluation Term, the Company will pay you a monthly salary of $18,750 in accordance with the Company’s standard payroll policies (subject to applicable required withholding). If the Evaluation Term is extended, your salary will be reviewed by the Board and, if the Board determines that an increase is appropriate , an increase will be made and will be retroactive to May 9, 2016.

3. Bonus: The determination by the Board with respect to the payment of a bonus, if it is determined that a bonus is merited , will be final and binding. Any bonus for a fiscal year will typically be paid no later than March 15 following that fiscal year, but only if you are still employed by the Company at the time of payment.

4. Benefits: As a regular employee of the Company , you will be eligible to participate in Company-sponsored benefits, as in effect from time to time.

5. At-W ill Employment: Your employment with the Company will remain “at will,” meaning that either you or the Board may terminate your employment at any time, including during the Evaluation Term, and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer letter. Although your job duties, title, compensation and benefits, as we ll as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement approved by the Board and signed by you and a duly authorized officer of the Company (other than you).

6. Severance Benefits:

(a) Conditions to Receipt of Benefits. If the Company fails to retain your services beyond the Evaluation Term, you will be entitled to the benefits described in this paragraph 6. However, this paragraph 6 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Company’s Board and from the boards of directors of all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company, its subsidiaries or their respective affiliated persons. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this paragraph 6.

(b) Severance Benefit: If the Company fails to retain your services beyond the Evaluation Term, then the Company will pay to you a severance benefit of $56,250. The severance benefit will be paid in 3 equal installments and in accordance with the Company’s standard payroll procedures.

7. Exclusive Services: The Company recognizes that you currently provide services to the businesses of Xenetic Biosciences, Inc. and Guardum Pharmaceuticals , LLC. Irrespective of the foregoing, during the term of your employment, you agree that (i) you will devote as much of your business time and attention to the business of the Company as is necessary to effectively discharge your duties as defined by the Company’s Chief Executive Officer and the Board, (ii) the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, (iii) you will not render commercial or professional services of any nature, including as a founder, advisor, or a member of the board of directors, to any person or organization, whether or not for compensation, without the prior written consent of the Company in its sole discretion, and (iv) you will not directly or indirectly engage, invest in or otherwise participate in any business (whether through a corporation or other entity, an individual or otherwise), that is competitive in any manner with the business of the Company; provided however, nothing in this letter will prevent you from serving on boards of charitable organizations (if notice is given in writing to the Company and such positions do not adversely or materially impact your performance of your duties to the Company), or from owning no more than l% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

8. Confidentiality; Assignment of Inventions: You agree to execute the Company’s standard form of confidentiality and assignment of inventions agreement for employees promptly upon your execution of this offer letter.

9. Governing Law; Venue: This offer letter and your employment with the Company shat I be construed, interpreted and governed by the laws of the Commonwealth of Massachusetts without giving effect to its conflicts of law principles. Any dispute, claim or controversy arising out of or relating to this offer letter or your employment shall be determined by legal action brought in the state or federal courts located in Suffolk County in the Commonwealth of Massachusetts. To this end, you agree to personal jurisdiction in the Commonwealth of Massachusetts.

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This offer letter expires on July 6, 2016 at 5 p.m. Eastern Time if not executed and returned to Company before such time. This offer letter constitutes the entire agreement between you and the Company, superseding all other agreements or understandings. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the full and complete agreement between you and the Company regarding your employment and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

Sincerely,

VBI VACCINES INC., a corporation organized under the laws of British Columbia, Canada

By:	/s/ Jeff Baxter
Jeff Baxter
Chief Executive Officer

ACCEPTED:	/s/ Curt Lockshin
Curt Lockshin

Date:	1-July-2016

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